Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Perella Weinberg Partners
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share	457(c)	20,000,000(1)	$5.80(2)	$116,000,000(2)(3)	0.0000927	$10,753.20
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share	457(c)	1,942,590(4)	$5.80(2)	$11,267,022(2)(3)	0.0000927	$1,044.45
	Total Offering Amounts					$127,267,022	0.0000927	$11,797.65
	Total Fees Previously Paid					—		—
	Total Fee Offsets					—		—
	Net Fee Due							$11,797.65
(1)Represents securities that may be offered and sold from time to time in one or more offerings by Perella Weinberg Partners (Primary Offering).
(2)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transactions.
(3)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and the maximum aggregate offering price are based on the average of the high and low sales price of the shares of Class A common stock on June 30, 2022, as reported on the Nasdaq Global Select Market.
(4)Represents securities that may be offered and sold from time to time in one or more offerings by the selling stockholder named in this prospectus (Secondary Offering).